Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference into the registration statements of BIO-key International, Inc. on Form S-8 (File Nos. 333-233737, 333-212066, 333-257520 and 333-257754), Form S-1 (File Nos. 333-275003 and 333-276773), and Form S-3 (File No. 333-257875) of our report dated June 1, 2023, with respect to our audit of the consolidated financial statements of BIO-key International, Inc. as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K of BIO-key International, Inc. for the year ended December 31, 2023.

We were dismissed as auditors on April 23, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Saddle Brook, New Jersey

June 5, 2024